INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 33-60495) and Form S-3 (File Nos. 333-57501, 333-70229, 333-86037 and 333-86153) of Alpharma, Inc. of our report dated October 30, 2001, on the Faulding Oral Pharmaceuticals Business Combined Financial Statements, which appears in this Current Report on Form 8-K/A.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Parsippany, New Jersey

February 19, 2002